EXIBIT 10.1

                       RELOCATION AND RETENTION AGREEMENT
                       ----------------------------------

         This Relocation and Retention Agreement is entered into as of this 24th day of July, 2006 by and between Escalade, Incorporated, an Indiana corporation ("Escalade") and Terry D. Frandsen, an individual resident in Indiana ("Executive").

         WHEREAS, Escalade desires that Executive's services as its Chief Financial Officer be primarily rendered from Escalade's offices in Evansville, Indiana; and

         WHEREAS, Executive currently resides in the Wabash, Indiana area and prior to the date hereof has been working primarily from Escalade's offices in Wabash, Indiana; and

         WHEREAS, both Escalade and Executive mutually desire that Executive relocate to Evansville, Indiana as promptly as is practicable and recognize that Executive will incur significant expenses in relocating his family and personal residence to Evansville, Indiana;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Escalade and Executive agree as follows:

         1. Purchase and Sale of Existing Residence. Escalade and Executive agree that Escalade will purchase Executive's existing residence located at 3885 West 630 North, Huntington, Indiana 46750 ("Existing Residence") for a purchase price equal to $375,000 ("Purchase Price"), such purchase to be on normal and customary terms and conditions currently prevailing in the county in which the Existing Residence is based for residential real estate transactions between unrelated parties. Escalade and Executive agree that the Purchase Price has been determined based upon a fair market appraisal of the Existing Residence prepared by Capozza Real Estate Appraisals and dated as of June 6, 2006. The closing of the purchase and sale of the Existing Residence ("Closing") shall occur no later than August 15, 2006, subject to the satisfaction of standard closing conditions.

         2.    Reimbursement of Loss.   Escalade and Executive agree that
Executive's basis in the Existing Residence is $411,000, which basis exceeds the Purchase Price by $36,000. Escalade hereby agrees to pay to Executive at the Closing a cash bonus in the amount of $36,000 so that Executive will not incur a financial loss on the sale of the Existing Residence as a result of his relocation to Evansville, Indiana, plus a cash bonus in the amount of $5,000 to cover Executive's closing costs, including but not limited to real estate sales commissions, typically paid by a purchaser that are incurred by Executive in connection with Executive's purchase of a new residence in the Evansville, Indiana area (collectively, both such cash bonuses constitute the "Relocation Bonus" in the aggregate amount of $41,000). Escalade and Executive agree that some or all of the Relocation Bonus will constitute compensation to Executive taxable as ordinary income. Accordingly, to prevent further out of pocket loss to Executive in connection with the relocation, Escalade agrees that it will make an additional cash bonus payment at Closing to Executive in the amount of $29,000 to cover the estimated additional tax payment required of Executive ("Gross Up Bonus"). Escalade shall withhold income tax, social security tax and other applicable taxes relating to the Relocation Bonus and Gross Up Bonus.

         3.    Real Estate Broker.   Escalade acknowledges that Executive has
previously listed his Existing Residence for sale with Coldwell Banker ("Real Estate Broker") and that Real Estate Broker has waived its rights to any commission in connection with Executive's sale of the Existing Residence to Escalade provided that Escalade engages Real Estate Broker in connection with Escalade's contemplated resale of the Existing Residence. Escalade agrees that it will engage Real Estate Broker on the same terms and conditions as currently exist between Executive and Real Estate Broker.

         4. Moving Expenses. Escalade agrees that it will pay the reasonable moving expenses ("Moving Expenses") incurred by Executive in packing, loading, transporting, unloading and unpacking the household furnishings and all personal effects desired to be moved by Executive from his Existing Residence to his new residence in Evansville, Indiana. Escalade and Executive agree that the moving company shall invoice Escalade directly for its services and that Escalade shall pay such invoice directly to the moving company.

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         5.    Maximum Escalade Relocation Payments.   Escalade and Executive
agree that the anticipated maximum net out-of-pocket costs to Escalade in connection with Executive's relocation to Evansville will not exceed $120,000, which amount includes the Relocation Bonus, Gross Up Bonus, Moving Expenses, all closing costs (including real estate sales commissions) incurred by Escalade in connection with its purchase and sale of the Existing Residence, and any shortfall between the amount Escalade receives upon its resale of the Existing Residence and the Purchase Price (collectively, the "Relocation Payments"). In the event that the Relocation Payments would exceed $120,000, Executive agrees that Escalade shall reduce his annual bonus compensation for fiscal year 2006 by the amount of such Relocation Payments in excess of $120,000. If the amount of Executive's annual bonus compensation for fiscal year 2006 is not sufficient to offset the amount of excess, then the excess shall be applied against future years' bonus compensation until the excess has been paid in full.

         6. Effect of Termination of Employment. In the event that, following Executive's relocation, Executive's employment with Escalade would be terminated with just cause by Escalade or by Executive without good reason (a "Termination"), Executive agrees that he may be required to reimburse Escalade for the Relocation Payments as follows. Executive shall reimburse Escalade for 100% of such Relocation Payments (less any amount previously repaid pursuant to Section 5) if Termination occurs on or prior to the first anniversary of the date of this Agreement; 66 2/3% if Termination occurs after the first anniversary and on or prior to the second anniversary of the date of this Agreement; and 33 1/3% if Termination occurs after the second anniversary and on or prior to the third anniversary of the date of this Agreement.

         For purposes of this Agreement, termination by Escalade "with just cause" shall mean any termination by Escalade due to the commission by Executive of fraud with respect to Escalade, the indictment of Executive for the commission of a felony, or the intentional disregard by Executive of the express instructions of Escalade's Board of Directors or Chief Executive Officer with respect to a matter of policy, which disregard continues for not less than 15 days following Executive's receipt of written notice of such disregard; and termination by Executive "without good reason" shall mean any termination by Executive other than by reason of his death or disability, Escalade requiring Executive to relocate anywhere in excess of 50 miles from Escalade's corporate offices in Evansville, Indiana, or Escalade imposing job authorities or responsibilities upon Executive which are materially inconsistent with his experienced, knowledge, skill and background.

         7. No Guarantee of Employment. Nothing herein shall be construed as creating a contract or guarantee of employment for any specific duration of time and Executive's employment shall continue to be on an at-will basis and may be terminated by Escalade at any time with or without cause.

         8.    Successors; Binding Agreement.   This Agreement shall be binding
upon Escalade and Executive, and their respective successors, heirs and assigns.

         9.    Severability.   If any provision, construction, or application of
this Agreement is held to be unenforceable for any reason, the validity of all remaining provisions, constructions, and applications shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain such unenforceable provision, construction, or application; provided, however, that the resulting construction and enforcement shall be generally consistent with the intended purposes of the entire Agreement.

         10.   Assignment.   Neither Escalade nor Executive may assign, transfer
or in any other way alienate the benefits and obligations provided and created by this Agreement.

         11.   Governing Law.   This Agreement and all actions taken hereunder
shall be governed as to validity, construction, interpretation and administration by the laws of the State of Indiana and applicable federal law, without regard to the choice of law provisions thereof.

         12.   Entire Agreement.   No agreements or representations, oral or
otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

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         IN WITNESS WHEREOF, this Relocation and Retention Agreement has been executed by the parties hereto as of the day and year first above written.

                                          ESCALADE, INCORPORATED

                                          By: /s/ DANIEL MESSMER
                                              ----------------------------------
                                          Title:  Chief Operating Officer

                                          EXECUTIVE

                                          /s/ TERRY D. FRANDSEN
                                          --------------------------------------
                                          Terry D. Frandsen

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